EXHIBIT j.3

CUSTODY AGREEMENT

THIS AGREEMENT is made this __________ day of May, 2008, by and between FIRST NATIONAL BANK OF OMAHA, a national banking association (“Bank”), and MILLENNIUM INDIA ACQUISITION COMPANY INC., a Delaware corporation and a closed-end management investment company  (“Customer”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

1.           Bank shall open and maintain in its Trust Department, in the name of Customer, a custodial account or accounts for all securities, cash, or other property (the “Property”) now or hereafter deposited with and accepted by Bank.  Bank shall have no investment management authority with respect to the Property.

2.           Except with respect to physical securities registered in the name of Customer and held in Bank’s vault for safekeeping, Bank shall present all maturing or called securities or coupons for collection, and shall receive payment of income and principal cash, but without any responsibility for the non-payment thereof.  Bank may, from time to time, give credit for income and/or principal items prior to having received final payment therefor.  All such credits shall be given subject to final payment of the items in cash, and Bank reserves the right to recover the amount of any such conditional credit, either by charging an account of Customer or obtaining repayment from Customer on demand.

3.           All security deliveries for an account of Customer shall be pursuant to instructions of Customer, or if applicable, Customer’s authorized representative.  Bank shall honor such instructions only if the instructions are in writing (including facsimile and electronic mail) and Bank, in good faith, believes them to be genuine and to have been given by an authorized person.  Persons authorized to provide delivery instructions are identified in the attached Schedule A.

4.           All securities trades for an account of Customer shall be settled only pursuant to instructions of Customer, or if applicable, Customer’s authorized representative, and shall be solely at the risk of Customer.  Bank shall honor trading instructions only if the instructions are in writing (including facsimile and electronic mail), and the Bank, in good faith, believes them to be genuine and to have been given by an authorized person; provided, however, Bank may at its option accept instructions by telephone on a recorded line.  Bank shall not be required to comply with any trading instruction which in its judgment may subject it to liability or expense, unless indemnified in manner and amount satisfactory to it.

5.           Bank shall have no power or authority to deliver, assign, hypothecate, pledge, or otherwise dispose of any of Customer’s securities, except pursuant to the terms of this Agreement.  Bank shall keep the securities received by it hereunder separate and distinct from securities owned by itself or others, to the end that each and every item received by it hereunder shall at all times be identified and identifiable as the property solely of Customer; provided, however, that Bank is permitted to use a nominee registration for Customer’s securities, and may place securities of Customer with a securities depository, a sub-custodian, or a safekeeping facility operated by the Federal Reserve System.  Placement of Customer’s securities by Bank with a securities depository, a sub-custodian, or a safekeeping facility shall neither augment nor diminish Bank’s responsibilities and rights under any other paragraph of this Agreement.

Customer shall have the right to examine physical securities held hereunder at reasonable intervals and at reasonable times, provided that a representative of Bank shall accompany Customer upon such examination, and to obtain from Bank a copy of its annual Independent Service Auditors’ Report or any similar report.

6.           Neither the Bank nor its nominees shall vote any of the securities included in the Property or authorize the voting of such securities or give consent, approval, or waiver with respect thereto, except as directed by Customer, or if applicable, Customer’s authorized representative.

7.           Bank shall furnish Customer, and any other persons designated by Customer, with periodic statements, no more frequently than monthly, showing all transactions and a list of assets.  Customer agrees that, so long as Bank furnishes Customer with at least quarterly statements, Bank shall not be required to furnish Customer with notification of securities transactions, as defined in applicable governmental regulations; provided, however, if requested by Customer, Bank shall furnish notification in the form and within the time set forth in applicable governmental regulations at no additional cost to Customer.

8.           With respect to corporate actions relating to any of the securities included in the Property such as tender offers, subscription rights, mergers, and other similar actions of which Bank’s corporate action department receives notice, Bank shall notify Customer or, if applicable, Customer’s authorized representative thereof, and shall take such action with respect thereto as directed by Customer or Customer’s authorized representative; provided, however, if Bank does not receive instructions by the deadline established by Bank’s corporate action department, Bank shall have no liability for any omission to act in the absence thereof.  Bank shall honor such instructions only if the instructions are in writing (including facsimile and electronic mail), and the Bank, in good faith, believes them to be genuine and to have been given by an authorized person;  provided, however, Bank may at its option accept instructions by telephone on a recorded line.

9.           Bank’s fee for services hereunder is set forth in the attached Schedule B, shall be invoiced monthly in arrears, and shall be deducted from the account if not promptly paid.   The fee shall be calculated as a percentage of the market value of the account or accounts during the month.  In any partial month, the fee shall be pro-rated on a daily basis.

10.         Unless otherwise directed, Bank shall invest cash balances in Administration shares of the Goldman Sachs Financial Square Prime Obligations Money Market Fund (the “Fund”). Customer acknowledges that Customer has received a current prospectus for the Fund, that Bank receives compensation from the Fund as set forth in the prospectus and from the Fund’s investment adviser, Goldman Sachs Asset Management, L.P., based on average daily balance of Fund shares, that Fund shares are neither obligations of nor guaranteed by Bank, and are not insured by any governmental agency, and that although the Fund seeks to preserve a price of $1.00/share, this is not guaranteed.

11.         Bank shall honor disbursement instructions only if the instructions are in writing (including facsimile and electronic mail) and Bank, in good faith, believes them to be genuine and to have been given by an authorized person; provided, however, Bank may make a disbursement to a bank or trust account of Customer (or if applicable an affiliate of Customer), or pay a routine invoice or tax obligation of Customer, on the basis of oral instructions which Bank, in good faith, believes to be genuine and authorized.  Persons authorized to provide disbursement instructions are identified in Schedule A.

12.         If Bank should advance funds for the purchase of a security which results in an overdraft, or if an overdraft arises for some other reason, including, without limitation, because of a reversal of a conditional credit, such overdraft shall be deemed to be a loan made by Bank to Customer payable on demand, and shall bear interest from the date incurred at a rate ordinarily charged by Bank to its institutional customers.  In addition, Customer agrees that Bank shall have a continuing lien, security interest, and security entitlement in and to the Property.  Customer authorizes Bank to charge any such overdraft, together with interest due thereon, against Customer’s account.

13.         The books and records pertaining to Customer which are in possession of Bank shall be the property of Customer.  Such books and records shall be prepared and maintained as required by the 1940 Act and the rules thereunder. Customer, or its authorized representatives, shall have access to such books and records during Bank’s normal business hours.  Upon the reasonable request of Customer, copies of any such books and records shall be provided by Bank to Customer or its authorized representative.  Upon the reasonable request of Customer, Bank shall provide in hard copy or on computer disc any records included in any such delivery which are maintained by Bank on a computer disc, or are similarly maintained.

14.         It is understood that Bank is authorized to supply any information regarding the Accounts which is required by any law, regulation or rule now or hereafter in effect.  Bank shall provide Customer with any report obtained by Bank on the system of internal accounting control of a depository, and with such reports on its own system of internal accounting control as Customer may reasonably request from time to time.  Bank shall furnish annually to Customer its SAS 70 Report or a letter prepared by Bank’s accountants with respect to Bank’s internal systems and controls in a form generally provided by Bank to other investment companies for which Bank acts as custodian.

15.         Bank shall be liable for any loss of Property which results from its bad faith, negligence or willful misconduct, or that of its agents, officers, or employees, and shall promptly replace the Property or the value thereof.   Bank shall secure and maintain insurance protection in an adequate amount covering Bank’s duties and activities as custodian, and such insurance shall comply with any regulatory requirements applicable to Bank as custodian.  If Customer is a corporation, its Board of Directors or a committee thereof has authorized this Agreement.   This Agreement, which shall be governed by the laws of the State of Nebraska, is the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements, whether oral or written.  Unless otherwise directed, Bank shall release Customer’s identity for the purpose of permitting direct communication pursuant to the Shareholder Communication Act.  All communications shall be sent to Customer at such address as Customer shall from time to time direct.  This Agreement may be terminated by either party at any time upon at least 30 days prior written notice.  Notwithstanding anything in this Agreement to the contrary, Bank shall have no liability for failure to take any action required hereunder if due to any cause beyond its reasonable control, including without limitation orders and directions from any court or regulatory authority having jurisdiction over Bank or Customer.

16.         In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any exclusive jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby.  This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties, except that any amendment to the Schedule A hereto need be signed only by Customer.  This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other.

17.         Notice.  All notices, demands, and communications required or permitted under this Agreement will be sent to as specified below at the address set forth for it by hand delivery, by facsimile, by certified or registered mail, or by Federal Express, DHL, UPS or any other comparably reputable overnight courier service, in each case with postage / delivery charges prepaid, as follows:

If to Millennium India Acquisition Company Inc, to it at:
330 East 38th Street
Suite 40H
New York, New York 10016

with a copy to:

Gemini Fund Services,
Fund Administrator
450 Wireless Blvd.
330 East 38th Street
Hauppauge, New York 11788

If to FNBO, to it at:

FIRST NATIONAL BANK OF OMAHA
1620 Dodge Street, Stop 1080
Omaha, NE  68197-1080
Attention John Lenihan

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MILLENNIUM INDIA ACQUISITION	FIRST NATIONAL BANK OF OMAHA
COMPANY INC	1620 Dodge Street, Stop 1080
330 East 38th Street, Suite 40H	Omaha, NE 68197-1080
New York, NY 10016

By: Name: Suhel Kanuga	By: Name: John E. Lenihan
Title: President	Title: Senior Trust Officer

SCHEDULE A

FIRST NATIONAL BANK OF OMAHA/
MILLENNIUM INDIA ACQUISITION COMPANY INC.
CERTIFICATE OF AUTHORIZED PERSONS
(The Fund - Oral and Written Instructions)

The undersigned hereby certifies that he is the duly elected and acting Secretary of Millennium India Acquisition Company Inc. (the “Fund”), and further certifies that the following officers or employees of the Fund and/or its service providers have been duly authorized in conformity with the Fund’s Certificate of Incorporation and By-Laws to deliver Certificates and Oral Instructions to First National Bank of Omaha (“Custodian”) pursuant to the Custody Agreement between the Fund and Custodian dated ____________, 2008 and that the signatures appearing opposite their names are true and correct:

F. Jacob Cherian Name	Chairman and Chief Executive Officer – Fund Title	Signature

Suhel Kanuga Name	President, Chief Financial Officer, Treasurer and Secretary - Fund Title	Signature

Anthony Viceconte Name	Vice President Fund Acctng. - Administrator Title	Signature

Kevin Wolf Name	Director Administration - Administrator Title	Signature

Michael McDermott Name	Manager Fund Accountant - Administrator Title	Signature

Julie Abrams Name	Supervisor Fund Accountant - Administrator Title	Signature

Larie Lydick Name	Sr. Vice President - Transfer Agent Title	Signature

Scott Lemmon Name	Control Team Manager - Transfer Agent Title	Signature

Sheila Haddock Name	Control Accountant - Transfer Agent Title	Signature

Bryan Kaminski Name	Control Accountant - Transfer Agent Title	Signature

Christian Daemon Name	Custody Administrator – Transfer Agent Title	Signature

Kim Pulverenti Name	Custody Administrator – Transfer Agent Title	Signature

This certificate supersedes any certificate of Authorized Persons you may currently have on file.

[seal]	By: Suhel Kanuga, Secretary	Date:

SCHEDULE B

FIRST NATIONAL BANK OF OMAHA (“FNB”)/
MILLENNIUM INDIA ACQUISITION COMPANY INC

CUSTODY FEE SCHEDULE

1.	ASSET-BASED CHARGES

Charges will be based on total Fund assets.  There is a monthly minimum of $250 for each account.

MARKET VALUE	ANNUAL RATE

0 - $100,000,000	.0075%.
$100,000,000 - $300,000,000.005%
Excess over $300,000,000.0025%

2.	TRANSACTION CHARGES.

TRANSACTION	CHARGE

DTC/FED Book Entry Settlement	$4.00
DTC/FED Book Entry Free Movement	$4.00
Physical Settlement/Futures/Options	$15.00
Mutual Fund Settlements (NSCC Eligible)	$20.00
Mutual Fund Settlements (Not NSCC Eligible)	$100.00
Principal Paydowns	$4.00
Global Settlement	$100.00
Wire Receipts/Disbursements*	$15.00
FNB DDA Receipts/Disbursements	NA
Income Processing	NA

 3.    FEE CAP.  Notwithstanding Item 1. above, asset based charges will be capped at $250 per month provided that custodied property consists only of (i) physical certificates in SMC Group for which there are no more than four disbursements or receipts per year, and (ii) cash.  This Fee Cap provision does not effect the fees for transaction charges.

*      There is no charge for the first four wire receipts and the first four wire disbursements to/from the Fundin any calendar month.